Exhibit 99.1

Swift Energy Announces 2003 Third Quarter Net Income Triples to $7.1 Million or $0.26 Per Share with Record Total Quarterly Production up 12% to 13.6 Bcfe

    HOUSTON--(BUSINESS WIRE)--Nov. 5, 2003--Swift Energy Company (NYSE:SFY) announced today that as a result of higher realized prices and increased production net income increased 263% for the third quarter of 2003 to $7.1 million, or $0.26 per diluted share, compared to $1.9 million, or $0.07 per diluted share, in the third quarter of 2002. Total revenue for the third quarter 2003 totaled $51.6 million, an increase of 41% from total revenue of $36.6 million during the third quarter of 2002.
    Total quarterly production of 13.6 billion cubic feet equivalent ("Bcfe") represents a record level for Swift Energy, comprised of 8.7 Bcfe of domestic production and 4.9 Bcfe of production in New Zealand. This is an increase of 12% from the 12.2 Bcfe (8.1 Bcfe domestic and 4.1 Bcfe New Zealand) of production reported in the third quarter of 2002. Production growth in the third quarter of 2003 resulted predominately from additional production at Lake Washington and in New Zealand. Total production in the third quarter of 2003 increased 3% from 13.3 Bcfe of production in the second quarter of 2003. This is the fourth consecutive increase in total quarterly production.
    Terry Swift, President and CEO of Swift Energy Company, noted, "We are particularly pleased with our results this quarter as we have continued to show material progress during the year towards achieving the commercial and strategic objectives that we set out to accomplish at the beginning of this year. One of the major accomplishments this year is the completion of significant facility capacity upgrades in the Lake Washington Field, which will expand our facility capacity to more than 20,000 barrels per day. These upgrades in infrastructure, which will be completed during this fourth quarter 2003, will eliminate the current facility constraints and provide the Company with multiple market outlets for our crude oil. This will achieve a two-fold objective of first increasing our productive capabilities in the field and assist in driving down our costs on a per-unit basis. We are on course to achieve approximately 7% - 9% production growth this year. Based upon our current drilling program for 2004, we expect production to grow at a rate of 10% - 15% next year, driven predominately by growth in Lake Washington and New Zealand."

    Nine-Month Results

    Through the first nine months of 2003, production totaled 39.8 Bcfe, an increase of 7% from 37.2 Bcfe produced during the same period in 2002. Total revenue for the first nine months of 2003 was $155.8 million, up 42% from $109.5 million of total revenue during the same period last year. During the first three quarters of 2003, net income before accounting change (excluding the effect of SFAS 143 implemented January 1, 2003) increased 190% to $24.8 million ($0.90 per diluted share) from $8.6 million ($0.32 per diluted share) over the same period last year. Net income during this nine-month period was $20.4 million or $0.74 per diluted share, including the cumulative effect of this accounting change. Increased revenues and net income during the first three quarters of 2003 are primarily the result of higher commodity prices and, to a lesser extent, increased production.

    Expenses

    Lease operating expenses, before severance and ad valorem taxes, were $0.64 per thousand cubic feet equivalent ("Mcfe") during the third quarter of 2003, an increase of 5% compared to $0.61 per Mcfe in the same quarter of 2002. The increase was predominately due to some of the facility enhancement costs in Lake Washington. General and administrative expenses increased to $0.27 per Mcfe during this quarter compared to $0.20 per Mcfe in the same quarter of 2002. This increase was mainly attributable to front-end costs associated with the increased activity at Lake Washington and corporate governance expenses. Depreciation, depletion and amortization was $1.18 per Mcfe in the third quarter 2003 compared to $1.10 per Mcfe in the comparable quarter last year, and interest expense was $0.49 per Mcfe compared to $0.54 per Mcfe for the same periods. Also, severance and ad valorem taxes were up appreciably due to higher commodity prices and the higher severance rates on crude oil from our increased crude oil production in Louisiana.

    Production

    Domestic production in the third quarter of 2003 increased 9% to
8.7 Bcfe from the third quarter 2002 production of 8.1 Bcfe, and this was a 3% increase from the 8.5 Bcfe in production in the second quarter of 2003. Crude oil accounted for 52% of domestic volumes in the third quarter of 2003, with 36% coming from natural gas and 12% from natural gas liquids.
    In New Zealand, Swift Energy New Zealand Limited ("SENZ") produced
4.9 Bcfe in the third quarter 2003, an 18% increase over production in the same quarter last year. Approximately 80% of the production for the third quarter was delivered from the TAWN fields, however for the month of September, the Rimu/Kauri area accounted for approximately 28% of the production contrasted against 14% of the production for the month of July. Increased production from Rimu/Kauri during September is attributable to the Kauri E1 & E2 wells, which were brought on production at that time. New Zealand third quarter production was up 2% from second quarter 2003 levels. Natural gas accounted for 72% of these volumes produced during the third quarter 2003.
    Combined production volumes for the third quarter 2003 from both domestic and New Zealand activities were 49% natural gas, 40% crude oil and 11% natural gas liquids.

    Pricing

    For the third quarter of 2003, crude oil prices were up while natural gas prices were down, both as compared to their respective prices in the second quarter of 2003. However, both commodities were up substantially over their respective prices in the third quarter of 2002. Realized average domestic natural gas prices received in the third quarter of 2003 were $4.63 per thousand cubic feet ("Mcf"), down 10% from prices in the second quarter of 2003, but up 52% from the average of $3.06 per Mcf received in the third quarter of 2002. Meanwhile, average domestic crude oil prices in the third quarter 2003 were up 4% to $29.33 per barrel compared to prices in the second quarter of 2003, but 9% higher than prices for the same quarter last year. Domestic prices for natural gas liquids also increased when compared to those in the comparable period last year, with a composite average domestic price of $4.56 per Mcfe for the third quarter of 2003, 29% more than the $3.53 per Mcfe received in the same quarter of 2002.
    In New Zealand, SENZ has seen its average composite realized price increase for the seventh straight quarter, in the most recent quarter due to higher crude oil prices, a tightening New Zealand gas market and a beneficial currency exchange rate in the most recent quarter. The composite average price for New Zealand in the third quarter 2003 was $2.48 per Mcfe, a 9% increase over prices received in the second quarter 2003, and a 26% increase over prices received in the third quarter of the previous year. Similar increases over prices received in the same quarter last year were seen on an individual product basis, with SENZ receiving an average price of $1.87 per Mcf for its natural gas in the third quarter of 2003, a 46% increase from $1.28 received in the third quarter of 2002; an average crude oil price of $28.83 per barrel in the third quarter of 2003, up 21% from $23.76 per barrel averaged in the 2002 period; and $13.76 per barrel for natural gas liquids in the third quarter of 2003, a 25% increase from $11.03 per barrel averaged in the third quarter of 2002.

    Domestic Operations

    Swift Energy has spent considerable time and capital in 2003 on significant facility capacity upgrades in the Lake Washington Field in Plaquemines Parish, Louisiana to increase facility capacity to more than 20,000 barrels per day ("b/d") for crude oil up from 9,000 b/d capacity in the first quarter 2003. Facility upgrades, most of which have been recently completed, and the commissioning of these upgrades, have led to numerous planned production shut-in periods during the third and fourth quarter of 2003. The Company has upgraded three production platforms, added new compression for the gas lift system, and installed a new oil delivery system ("ODS") and permanent Barge Loading Facility ("BLF"). This makes multiple crude oil market outlets available to the Company, in addition to eliminating the current capacity constraints. Two production platforms upgrades were completed last month, and work recently commenced on the third platform and the associated compression facilities. This platform should be resuming production this month.
    Swift Energy successfully drilled 13 of 17 wells domestically in the third quarter 2003. There were 12 development wells and five exploration wells. In Lake Washington, the Company successfully drilled nine of 11 development wells and with a 100% success rate on three exploration wells. In other operated areas, Swift Energy had a successful development well in the Wilcox sands in South Texas, which is expected to be completed and placed on production during fourth quarter 2003, but had two unsuccessful exploration wells in the Garcia Ranch area. For the first nine months of 2003, the Company has successfully drilled 45 out of 55 domestic wells.
    Currently, Swift Energy has two rigs drilling in the Lake Washington area and plans to release one of these late in the fourth quarter. The Company has begun work on a Lake Washington 3-D seismic shoot scheduled in the first half of 2004, the results of which should be available for our 2005 drilling activity. The Company is currently drilling a well in the Brookeland Field in Newton County, Texas and plans to have two rigs in the AWP Olmos area to drill six wells by the end of 2003. The Company also plans to spud a development well in the Masters Creek Field, Vernon Parish, Louisiana by the end of November.

    New Zealand Operations

    The Kauri-E1 and Kauri-E2 wells were completed and fracture stimulated in the third quarter, as previously announced. Both the Kauri-E1 & E2 wells and the Kauri-A4 well are producing from the Kauri sand. A fourth well targeting the Kauri sand, the Kauri-E3 well, is planned to spud in the fourth quarter. The re-entry of the Tuihu exploration well targeting the Tariki and Kapuni sands was plugged and abandoned in October.
    As previously announced, SENZ entered into a new agreement during the third quarter with Genesis Power for the sale to Genesis of up to 8 petajoules of natural gas (approximately 7.2 billion cubic feet) per year over a three-year period that began July 8, 2003. The natural gas deliveries will be used by Genesis Power at its Huntly Power Station, New Zealand's largest thermal power station.

    Bank Borrowing Base

    After a regular review by its bank group, Swift Energy's borrowing base was recently increased to $250 million effective November 1, an increase of $55 million from the previous level of $195 million. The Company, however, has maintained the commitment amount at $150 million. Under the terms of its credit facility, the Company can increase the commitment amount up to the new total amount of the borrowing base at its discretion.

    Price Risk Management

    Swift Energy also announced that since its last update on September 2, it has continued to enter into additional price risk management transactions. The Company recently purchased additional natural gas floors that cover 200,000 million British thermal units ("MMBtu") per month for the first quarter of 2004, all at a strike price of $4.75 per MMBtu.

    Earnings Conference Call

    Swift Energy Company will announce third quarter earnings results today, November 5, 2003 at 9:00 a.m. CST via a conference call. The dial-in number is 973-339-3086. Please dial-in five to ten minutes before the start of the earnings call. This call will be available for digital replay until November 12, 2003 by dialing 973-341-3080 (Pin# 4217928). In addition, this call will be webcast 'live' in a listen only mode and archived through our website at http://www.swiftenergy.com for up to 90 days.
    Swift Energy Company engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Texas and Louisiana and onshore oil and natural gas reserves in New Zealand. Founded in 1979 with headquarters in Houston, Texas, the Company has consistently grown its proved oil and gas reserves, production, and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.
    This material includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.


                         SWIFT ENERGY COMPANY
                     SUMMARY FINANCIAL INFORMATION
                              (UNAUDITED)
            In Thousands Except Per Share and Price Amounts

                    Three Months Ended          Nine Months Ended
                       September 30,              September 30,
                 ------------------------- ---------------------------
                                   Percent                     Percent
                  2003     2002     Change   2003      2002     Change
                 -------- -------- ------- --------- --------- -------
Revenues
Oil & Gas Sales  $52,087  $36,592    42%   $157,847  $101,537     55%
Other               (534)     (21)   NM      (2,077)    7,958     NM
                 -------- --------         --------- ---------
Total Revenue    $51,553  $36,571    41%   $155,770  $109,495     42%

Net Income Before
 Accounting
 Change(1)        $7,063   $1,947   263%    $24,769    $8,551    190%

Basic EPS, Before
 Accounting
 Change            $0.26    $0.07   256%      $0.91     $0.33    177%

Diluted EPS,
 Before
 Accounting
 Change            $0.26    $0.07   256%      $0.90     $0.32    179%

SFAS 143
 Accounting Change   ---      ---   ---     $(4,377)      ---     NM
   Per Share         ---      ---   ---      $(0.16)      ---     NM

Net Income        $7,063   $1,947   263%    $20,392    $8,551    138%
Basic EPS          $0.26    $0.07   256%      $0.75     $0.33    128%

Diluted EPS        $0.26    $0.07   256%      $0.74     $0.32    130%

Net Cash Provided
 By Operating
 Activities      $30,500  $20,109    52%    $84,022   $55,694     51%

Net Cash Provided
 By Operating
 Activities, Per
 Diluted Share     $1.10    $0.74    49%      $3.06     $2.10     45%

Cash Flow Before
 Working Capital
 Changes(2)
 (non-GAAP
 measure)        $27,673  $16,555    67%    $86,058   $48,291     78%
Cash Flow Before
 Working Capital
 Changes, Per
 Diluted Share     $1.00    $0.61    64%      $3.13     $1.82     72%

Weighted Average
 Shares
 Outstanding
 (WASO)           27,424   26,889     2%     27,326    26,112      5%

EBITDA( 2) (non-
 GAAP measure)   $34,152  $23,069    48%   $105,813   $71,524     48%

Production
 (Bcfe):            13.6     12.2    12%       39.8      37.2      7%
  Domestic           8.7      8.1     9%       25.0      26.6     (6%)
  New Zealand        4.9      4.1    18%       14.8      10.5     41%

Realized Price
 ($/Mcfe):         $3.82    $3.00    27%      $3.97     $2.73     45%
  Domestic         $4.56    $3.53    29%      $4.96     $3.09     61%
  New Zealand      $2.48    $1.97    26%      $2.30     $1.83     26%


(1) SFAS 143 - Statement of Financial Accounting Standards No. 143 (SFAS No. 143), "Accounting for Asset Retirement Obligations," which requires companies to record the present value of estimated future abandonment obligations as a liability, with a corresponding entry to oil and gas assets.

(2) See reconciliation on page 10. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. EBITDA and cash flow before working capital changes are widely accepted as financial indicators of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. EBITDA and cash flow before working capital changes are not measures of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.


                         SWIFT ENERGY COMPANY
                   SUMMARY BALANCE SHEET INFORMATION

                             In Thousands

                                       As of              As of
                                September 30, 2003  December 31, 2002
                                    (Unaudited)
                                ------------------- ------------------

        Assets:
Current Assets:
  Cash and Cash Equivalents                 $2,678             $3,816
  Other Current Assets                      29,575             25,952
                                ------------------- ------------------
    Total Current Assets                    32,253             29,768

Oil and Gas Properties                   1,330,561          1,220,237
Other Fixed Assets                          10,205              9,596
Less-Accumulated DD&A                     (551,096)          (504,324)
                                ------------------- ------------------
                                           789,670            725,509
Other Assets                                 8,714             11,729
                                ------------------- ------------------
                                          $830,637           $767,006
                                =================== ==================

         Liabilities:
Current Liabilities                        $57,723            $46,884
Long-Term Debt                             336,233            324,272
Deferred Income Taxes                       39,248             30,777
Asset Retirement Obligation                  9,835                ---
Stockholders' Equity                       387,598            365,073
                                ------------------- ------------------
                                          $830,637           $767,006
                                =================== ==================

Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                 SUMMARY INCOME STATEMENT INFORMATION
                              (UNAUDITED)
                 In Thousands Except Per Mcfe Amounts


                                 Three Months Ended  Nine Months Ended

                                  Sept. 30,   Per    Sept. 30,   Per
                                     2003     Mcfe      2003     Mcfe
                                  --------- -------  --------- -------

Revenues:
  Oil & Gas Sales                 $ 52,087  $ 3.82   $157,847  $ 3.97
  Other Revenue                       (534)  (0.04)    (2,077)  (0.05)
                                   --------  ------   --------  ------
                                    51,553    3.78    155,770    3.92
                                   --------  ------   --------  ------

Costs and Expenses:
  General and administrative, net    3,670    0.27     10,565    0.27
  Depreciation, Depletion &
   Amortization                     16,042    1.18     46,631    1.17
  Accretion of asset retirement
   obligation (ARO)                    206    0.02        624    0.02
  Oil & Gas Production Costs         8,664    0.64     25,149    0.63
  Severance & Ad Valorem
   Taxes/Royalty                     5,066    0.37     14,243    0.36
  Interest Expense, Net              6,749    0.49     20,107    0.51
                                   --------  ------   --------  ------
    Total Costs & Expenses          40,399    2.96    117,319    2.95
                                   --------  ------   --------  ------

Income before Income Taxes &
 Change in Accounting Principle     11,153    0.82     38,451    0.97
Provision for Income Taxes           4,091    0.30     13,682    0.34
                                   --------  ------   --------  ------
Income Before Changes in
 Accounting Principle             $  7,063  $ 0.52   $ 24,769  $ 0.62
Cumulative Effect of Change in
 Accounting Principle (SFAS 143)       ---     ---      4,377    0.11
                                   --------  ------   --------  ------
Net Income                        $  7,063  $ 0.52   $ 20,392  $ 0.51
                                   ========  ======   ========  ======


Additional Information:
  Capital Expenditures            $ 39,250           $101,511
  Capitalized General &
   Administrative                 $  2,294           $  6,963
  Capitalized Interest Expense    $  1,663           $  5,157
  Deferred Income Tax             $  3,915           $ 13,376


Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                 CONSOLIDATED STATEMENTS OF CASH FLOW
                              (UNAUDITED)
                             In Thousands

                                               Nine Months Ended,
                                           September 30, September 30,
                                                2003          2002
                                           ------------- -------------
Cash Flows From Operating Activities:
  Net Income                                    $20,392        $8,551
  Adjustments to reconcile net income to
   net cash provided by operating
   activities -
  Cumulative effect of changes in
   accounting principle                           4,377           ---
  Depreciation, depletion, and amortization      46,631        41,790
  Accretion of asset retirement obligation
   (ARO)                                            624           ---
  Deferred income taxes                          13,376         4,554
  Gain on asset disposition                         ---        (7,333)
  Other                                             659           729
  Change in assets and liabilities -
      (Increase) decrease  in accounts
       receivable, excluding income taxes
       receivable                                (3,896)        1,264
      Increase in accounts payable and
       accrued liabilities                        1,860         5,540
      Decrease in income taxes receivable           ---           600
                                           ------------- -------------

Net Cash Provided by Operating Activities        84,022        55,694
                                           ------------- -------------

Cash Flows From Investing Activities:
  Additions to property and equipment          (101,511)     (132,522)
  Proceeds from the sale of property and
   equipment                                      3,840        11,526
  Net cash distributed as operator of oil &
   gas properties                                  (989)       (4,247)
  Net cash received (distributed) as
   operator of partnerships and joint ventures      472       (26,528)
  Other                                             (90)           68
                                           ------------- -------------

Net Cash Used in Investing Activities           (98,278)     (151,702)
                                           ------------- -------------

Cash Flows From Financing Activities:
  Proceeds from long-term debt                      ---       200,000
  Net proceeds from (payments of) bank
   borrowings                                    11,900      (129,500)
  Net proceeds from issuance of common
   stock                                          1,218        31,330
  Payments of debt issuance costs                   ---        (6,257)
                                           ------------- -------------

Net Cash Provided by Financing Activities        13,118        95,573
                                           ------------- -------------

Net Increase (Decrease) in Cash and Cash
 Equivalents                                     (1,138)         (435)

Cash and Cash Equivalents at the Beginning
 of the Period                                    3,816         2,149
                                           ------------- -------------

Cash and Cash Equivalents at the End of the
 Period                                          $2,678        $1,714
                                           ============= =============

Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
            Reconciliation of GAAP to non-GAAP Measures (a)
                              (UNAUDITED)
                             In Thousands

Below is a reconciliation of EBITDA to Net Income and Cash Flow
Before Working Capital Changes to Net Cash Provided by Operating
Activities.

                                            Three Months Ended,
                                           Sept. 30,   Sept. 30,
                                              2003        2002
NET INCOME TO EBITDA RECONCILIATIONS:

   Net Income                                 $7,063      $1,947  263%
   Provision for Income taxes                  4,091         986
   Cumulative Effect of Accounting Change        ---         ---
   Interest Expense, Net                       6,749       6,648
   Depreciation, Depletion & Amortization
    & ARO                                     16,249      13,487
                                          ----------- -----------
EBITDA                                       $34,152     $23,069   48%
                                          =========== ===========


                                            Nine Months Ended,
                                           Sept. 30,   Sept. 30,
                                              2003        2002

   Net Income                                $20,392      $8,551  138%
   Provision for Income taxes                 13,682       4,575
   Cumulative Effect of Accounting Change      4,377         ---
   Interest Expense, Net                      20,107      16,608
   Depreciation, Depletion & Amortization
    & ARO                                     47,254      41,790
                                          ----------- -----------
EBITDA                                      $105,813     $71,524   48%
                                          =========== ===========


                                            Three Months Ended,
                                           Sept. 30,   Sept. 30,
                                              2003        2002
NET CASH FLOW RECONCILIATIONS:

Net Cash Provided by Operating Activities    $30,500     $20,109   52%
  Increases and Decreases In:
   Accounts Receivable, net of taxes          (1,480)     (1,325)
   Accounts Payable and Accrued
    Liabilities                               (1,347)     (2,228)
   Income Taxes Receivables                      ---         ---
                                          ----------- -----------
Cash Flow Before Working Capital Changes     $27,673     $16,555   67%
                                          =========== ===========


                                            Nine Months Ended,
                                           Sept. 30,   Sept.  30,
                                              2003        2002
Net Cash Provided by Operating Activities    $84,022     $55,694   51%
  Increases and Decreases In:
   Accounts Receivable, net of taxes           3,896      (1,264)
   Accounts Payable and Accrued
    Liabilities                               (1,860)     (5,540)
   Income Taxes Receivables                      ---        (600)
                                          ----------- -----------
Cash Flow Before Working Capital Changes     $86,058     $48,291   78%
                                          =========== ===========

(a) GAAP--Generally Accepted Accounting Principles

Note: Items may not total due to rounding


                         SWIFT ENERGY COMPANY
                        OPERATIONAL INFORMATION
          QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
                              (UNAUDITED)
                         Three Months Ended,       Three Months Ended,
                         -------------------       -------------------

                         Sept. 30, June 30, Percent  Sept. 30, Percent
                            2003     2003   Change     2002    Change
                         --------- -------- -------  --------- -------

Total Company Production:
   Oil & Natural Gas
    Equivalent (Bcfe)       13.64    13.27      3%     12.21      12%
   Natural Gas (Bcf)         6.65     7.08     (6%)     6.76      (2%)
   Crude Oil (MBbl)           917      822     12%       683      34%
   NGLs (MBbl)                247      211     17%       225      10%

Domestic Production:
   Oil & Natural Gas
    Equivalent (Bcfe)        8.76     8.48      3%      8.07       9%
   Natural Gas (Bcf)         3.14     3.59    (12%)     3.95     (20%)
   Crude Oil (MBbl)           756      676     12%       517      46%
   NGLs (MBbl)                179      140     28%       170       6%

New Zealand Production:
   Oil & Natural Gas
    Equivalent (Bcfe)        4.88     4.79      2%      4.14      18%
   Natural Gas (Bcf)         3.51     3.48      1%      2.81      25%
   Crude Oil (MBbl)           160      146     10%       166      (3%)
   NGLs (MBbl)                 68       72     (5%)       56      22%


Total Company Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)            $3.82    $3.84     (1%)    $3.00      27%
   Natural Gas ($/Mcf)      $3.17    $3.47     (9%)    $2.32      37%
   Crude Oil ($/Bbl)       $29.24   $27.97      5%    $26.17      12%
   NGLs ($/Bbl)            $16.81   $15.81      6%    $13.58      24%

Domestic Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)            $4.56    $4.71     (3%)    $3.53      29%
   Natural Gas ($/Mcf)      $4.63    $5.15    (10%)    $3.06      52%
   Crude Oil ($/Bbl)       $29.33   $28.25      4%    $26.95       9%
   NGLs ($/Bbl)            $17.96   $17.07      5%    $14.42      25%

New Zealand Average Prices:
   Combined Oil & Natural
    Gas ($/Mcfe)            $2.48    $2.28      9%     $1.97      26%
   Natural Gas ($/Mcf)      $1.87    $1.75      7%     $1.28      46%
   Crude Oil ($/Bbl)       $28.83   $26.68      8%    $23.76      21%
   NGLs ($/Bbl)            $13.76   $13.36      3%    $11.03      25%



                         SWIFT ENERGY COMPANY
                   FOURTH QUARTER AND FULL YEAR 2003
                          GUIDANCE ESTIMATES


                           Actual       Guidance         Guidance
                          For Third    For Fourth        For Full
Description                Quarter    Quarter 2003       Year 2003
                            2003

Production Volumes (Bcfe)   13.6      13.0 - 14.0       53.0 - 54.0
    Domestic Volumes (Bcfe)  8.7        8.7 - 9.2       33.6 - 34.3
    New Zealand Volumes
     (Bcfe)                  4.9        4.3 - 4.8       19.1 - 19.7
Production Mix:
  Domestic
    Natural Gas (Bcfe)      3.14        2.8 - 3.3       12.8 - 14.3
    Crude Oil  (MBbl)        756        820 - 930     2,695 - 3,020
    Natural Gas Liquids
     (MBbl)                  179         88 - 155         450 - 685
  New Zealand
    Natural Gas (Bcfe)      3.51        3.1 - 3.7       13.8 - 15.4
    Crude Oil (MBbl)         160        115 - 165         475 - 665
    Natural Gas Liquids
     (MBbl)                   68          35 - 85         220 - 330
Product Pricing (Note 1):
Domestic Pricing:
    Natural Gas (per Mcf)
     NYMEX differential
     (Note 2)             -$0.19    -$0.25 to -$0.35  -$0.25 to -$0.35
    Crude Oil (per Bbl)
     NYMEX differential
     (Note 3)             -$0.88    -$1.50 to -$2.00  -$1.50 to -$2.00
    NGLs (per Bbl)
     Percent of NYMEX
      Crude                   59%        45% - 55%         45% - 55%
New Zealand Pricing:
    Natural Gas (per Mcf)
     (Note 4)              $1.87      $1.90 to $2.00    $1.70 to $1.80
    Crude Oil (per Bbl)
     NYMEX differential
      (Note 3 & 5)        -$1.38   -$2.00 to -$3.00   -$2.00 to -$3.00
    NGLs (per Bbl)
     Contract Price
     (Note 6)             $13.76   $12.00 to $14.00   $11.50 to $13.50
Oil & Gas Production Costs:
  Domestic
    Lease Operating Costs
     (per Mcfe)            $0.71      $0.65 - $0.70    $0.69 - $0.74
    Severance & Ad Valorem
     Taxes (as % of
     Revenue dollars)       10.2%    10.0% - 11.0%     10.0% - 11.0%
  New Zealand
    Lease Operating Costs
     (per Mcfe)            $0.51     $0.48 - $0.52     $0.45 - $0.50
    Government Royalty
     (as % of Revenue
      dollars)               8.2%      8.5% - 9.0%       8.5% - 9.0%


                         SWIFT ENERGY COMPANY
                   THIRD QUARTER AND FULL YEAR 2003
                          GUIDANCE ESTIMATES
           (In Thousands Except Per Production Unit Amounts)


                        Actual       Guidance          Guidance
                      For Third     For Fourth         For Full
Description            Quarter     Quarter 2003        Year 2003
                         2003
Other Costs:
    G&A/Mcfe            $0.27     $0.26 - $0.28      $0.26 - $0.28
    Interest
     Expense/Mcfe       $0.49     $0.47 - $0.51      $0.48 - $0.51
    DD&A/Mcfe           $1.18     $1.15 - $1.20      $1.15 - $1.20

Supplemental Information:
Capital Expenditures
    Operations         $35,293  $45,000 - $50,000 $145,000 - $155,000
    Acquisition/
     Dispositions, net   $0     ($4,000 - $6,000) ($5,000) - ($15,000)
Capitalized G&A        $2,294    $2,300 - $2,700    $9,200 - $9,700
Capitalized Interest   $1,663    $1,600 - $1,800    $6,700 - $6,900
Total Capital
 Expenditures          $39,250  $44,900 - $48,500 $150,900 - $156,600

Basic Weighted Average
 Shares                27,424    27,450 - 27,800    27,300 - 27,800
Diluted Computation:
    Weighted Average
     Shares            27,683    27,700 - 28,000    27,400 - 28,000

Effective Tax Rate       37%           36%                36%
Deferred Tax
 Percentage              99%           98%                98%


Note 1: Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).

Note 2: Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.

Note 3: Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of domestic crude oil sales.

Note 4: Fixed contractual prices with Contact Energy and Genesis Power in New Zealand plus some sales at prices in excess of contracted amount.

Note 5: New Zealand crude oil benchmarked to TAPIS, which is typically discounted within a $0.50 to $1.00 range of WTI NYMEX.

Note 6: Fixed contractual price with RockGas Limited in New Zealand.


    This material includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements. These statements are based upon assumptions that are subject to change and to risks, especially volatility in oil or gas prices, and availability of services and supplies. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

    CONTACT: Swift Energy Company
             Scott A. Espenshade, 281-874-2700 or 800-777-2412